EXHIBIT 10

Empire Petroleum Corporation

2200 S. Utica Place, Suite 150

Tulsa, Oklahoma 74114

November 5, 2025

Phil Mulacek

25025 I-45, Suite 400

The Woodlands, Texas 77380

Re:	That certain Promissory Note due September 23, 2027, in the original aggregate principal amount of $4,000,000 (the “Note”) and related Warrant to purchase up to 281,030 shares of common stock (the “Warrant”)

Dear Phil:

This letter is to memorialize our understanding and agreement with respect to amendments to the Note and the Warrant. The parties acknowledge and agree that as of the date of this letter agreement, the Investor has advanced Two Million Dollars ($2,000,000) under the Note (the “First Advance”). Capitalized but undefined terms used herein shall have the same meanings ascribed to such terms in the Note and the Warrant.

The Note is hereby amended as follows:

(a)	the advance of up to another Two Million Dollars ($2,000,000) under the Note shall be made at the Company’s request, but any such advance shall be made in the Investor’s sole and absolute discretion (each, an “Additional Advance” and, collectively, the “Additional Advances”);

(b)	the Conversion Price under the Note (i) shall only apply to the First Advance and (ii) is changed from Four Dollars and 27/100 ($4.27) to Four Dollars and 32/100 ($4.32);

(c)	all calculations based upon Daily VWAP shall be disregarded;

(d)	the Warrant Shares under the Note (i) shall only apply to the First Advance and (ii) the number of Warrant Shares is changed from Two Hundred Eighty One Thousand Thirty (281,030) to One Hundred Thirty Eight Thousand Eight Hundred Eighty Nine (138,889);

(e)	the Warrant issued in connection with the Note (i) shall only apply to the First Advance and (ii) the exercise price related to the Warrant is changed from Four Dollars and 27/100 ($4.27) to Four Dollars and 32/100 ($4.32);

(f)	the Conversion Price related to each Additional Advance under the Note shall be equal to the average official closing price for the five (5) trading days immediately preceding the date of Additional Advance (each, an “Additional Advance Conversion Price”); and

(g)	in the event the Investor makes an Additional Advance, the Investor shall be entitled to receive an additional warrant certificate substantially in the form of the Warrant (i) with an exercise price equal to the Additional Advance Conversion Price and (ii) covering such number of warrant shares equal to (the amount of the Additional Advance multiplied by 30%) divided by the Additional Advance Conversion Price.

The Warrant is hereby amended as follows: (a) the Exercise Price is changed from $4.27 to $4.32; (b) the number of Warrant Shares is changed from 281,030 to 138,889; and (c) all other references to 281,030 are changed to 138,889.

The parties acknowledge and agree that in no event shall the Investor be entitled to receive an aggregate amount of the Company’s common in excess of 1,217,798 shares in connection with conversions under the Note, exercises under the Warrant and/or exercises under one or more warrants related to Additional Advances.

Except to the extent specifically amended by this letter agreement, the Note and the Warrant remain in full force and effect. If this letter correctly states our understanding and agreement with respect to the amendments to the Note and the Warrant, please execute where indicated below and return to the undersigned.

Best regards,

/s/ Michael R. Morrisett

Michael R. Morrisett

President and CEO

Agreed and accepted this 5th day of November, 2025.

/s/ Phil Mulacek

Phil Mulacek